                                                          Exhibit (a)(1)(KK)





                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



OMNICARE, INC.,                                     )
                                                    )
                                  Plaintiff,        )
                                                    )
            v.                                      )    C.A. No. 19800
                                                    )
NCS HEALTHCARE, INC., JON H.                        )
OUTCALT, KEVIN B. SHAW, BOAKE                       )
A. SELLS, RICHARD L. OSBOURNE,                      )
GENESIS HEALTH VENTURES, INC.,                      )
and GENEVA SUB, INC.,                               )
                                                    )
                                  Defendants.       )
----------------------------------------------------)
IN RE NCS HEALTHCARE, INC.,                         )    Consolidated
SHAREHOLDERS LITIGATION.                            )    C.A. No. 19786

                               MEMORANDUM OPINION

                           Submitted: October 24, 2002
                            Decided: October 29, 2002

Donald J. Wolfe, Jr., Esquire, Kevin R. Shannon, Esquire, Michael A. Pittenger, Esquire, John A. Seaman, Esquire, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; Robert C. Myers, Esquire, Seth C. Farber, Esquire, James P. Smith III, Esquire, David F. Owens, Esquire, Melanie R. Moss, Esquire, DEWEY BALLANTINE LLP, New York, New York; Attorneys for Plaintiff Omnicare, Inc. in C.A. No. 19800.

Robert J. Kriner, Jr., Esquire, CHIMICLES & TIKELLIS, LLP, Wilmington, Delaware; Joseph A. Rosenthal, Esquire, ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware; Richard B. Bemporad, Esquire, LOWEY DANNENBERG BEMPORAD & SELINGER, P.C., White Plains, New York; Daniel A. Osborn, Esquire, BEATIE AND OSBORN, LLP, New York, New York, Attorneys for Plaintiffs in C.A. No. 19786.

Edward P. Welch, Esquire, Edward B. Micheletti, Esquire, Katherine J. Neikirk, Esquire, James A. Whitney, Esquire, SKADDEN ARPS SLATE MEAGHER & FLOM, LLP, Wilmington, Delaware; Mark A. Philips, Esquire, Megan L. Mehalko, Esquire, H. Jeffrey Schwartz, Esquire, BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP, Cleveland, Ohio; Attorneys for Defendants NCS Healthcare, Inc., Boake A. Sells, and Richard L. Osbourne.

Jon E. Abramczyk, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; Frances Floriano Goins, Esquire, Thomas G. Kovach, Esquire, SQUIRES, SANDERS & DEMPSEY, LLP, Cleveland, Ohio; Attorneys for Defendant John H. Outcalt.

Edward M. McNally, Esquire, Michael A. Weidinger, Esquire, Elizabeth A. Brown, Esquire, MORRIS, JAMES, HITCHENS & WILLIAMS, LLP, Wilmington, Delaware; James R. Bright, Esquire, Timothy G. Warner, Esquire, SPIETH, BELL, McCURDY & NEWELL CO., L.P.A., Cleveland, Ohio; Attorneys for Defendant Kevin B. Shaw.

David C. McBride, Esquire, Bruce L. Silverstein, Esquire, Christian Douglas Wright, Esquire, Adam W. Poff, Esquire, YOUNG CONAWAY STARGATT & TAYLOR, LLP, Wilmington, Delaware; Paul Vizcarrondo, Jr., Esquire, Theodore N. Mirvis, Esquire, Mark Gordon, Esquire, John F. Lynch, Esquire, Lauryn P. Gouldin, Esquire, WACHTELL, LIPTON, ROSEN & KATZ, New York, New York; Attorneys for Defendants Genesis Health Ventures, Inc. and Geneva Sub, Inc.

LAMB, Vice Chancellor

                                       I.

     These actions arise out of a proposed merger (the "Merger") between NCS Healthcare, Inc. and a wholly owned subsidiary of Genesis Health Ventures, Inc. in which each share of NCS Class A Common Stock and Class B Common Stock is to be converted into the right to receive 0.1 share of Genesis common stock. The Class A shares and the Class B shares are identical in most respects; however,
(i) the holders of Class A shares are entitled to only one (1) vote per share, while the holders of Class B shares are entitled to ten (10) votes per share and
(ii) the Class B shares are subject to certain transfer restrictions that result in their automatic conversion into Class A shares when a non-permitted transfer occurs. The agreement and plan of merger among the parties (the "Merger Agreement") was approved by the NCS board of directors (the "Board") and executed on July 28, 2002.

     After the Board approved the Merger on July 28, 2002, it also authorized the execution of two separate voting agreements among Genesis and NCS and Jon H. Outcalt, Chairman of the Board, and Kevin Shaw, President of NCS and a Board member (the "Voting Agreements"). [1] Pursuant to these agreements, which were

------------------

     [1] Messrs. Outcalt and Shaw are named as defendants in these actions. Also named as defendants are: NCS, Genesis, Geneva Sub, Inc. (a wholly owned subsidiary of Genesis created for the Merger with NCS), Boake Sells (an NCS director), and Richard Osborne (an NCS director).

specifically approved by the Board, Outcalt and Shaw each separately agreed to vote all of his shares in favor of the Merger and, to that end, granted an irrevocable proxy to several senior officers of Genesis "to vote all of the Shares beneficially owned by [him] in favor of the [Merger]." At the time Outcalt and Shaw signed the Voting Agreements, although neither individually held more than a majority of the NCS voting power, by virtue of their beneficial ownership of substantially all the outstanding shares of Class B Common Stock, they together controlled more than 65% of the total voting power, enough to assure ratification of the Merger Agreement.

     The plaintiff in Civil Action No. 19800, Omnicare, Inc., made a proposal relating to a merger with NCS that was rejected by the Board. Omnicare has since purchased shares of NCS common stock, filed this action, and initiated a cash tender offer to acquire any and all the outstanding shares of NCS common stock. [2] Civil Action No. 19786 was filed by individual stockholders of NCS, on behalf of a class of similarly situated persons. Now pending before the court are motions for partial summary judgment as to the first counts of both operative complaints

------------------

     [2] In a memorandum opinion dated October 25, 2002, the court granted in part and denied in part a motion to dismiss the complaint in C.A. No. 19800, premised on the fact that Omnicare was not a stockholder of NCS on July 28, 2002. The court dismissed those portions of Omnicare's complaint that purported to challenge as a breach of fiduciary duty the Board's decision to approve the Merger. The court refused to dismiss Count I of Omnicare's complaint, which is the subject of the pending motion for partial summary judgment. That claim is not seeking a declaration that the execution of the Voting Agreements and/or delivery of the irrevocable proxies found therein resulted in the automatic conversion of all shares of Class B Common Stock held by Outcalt and Shaw into shares of Class A Common Stock. If these motions are successful, the ultimate approval of the Merger will be in substantial doubt inasmuch as the Board has recently withdrawn its recommendation in favor of the Merger.

                                       II.

     Defendant NCS Healthcare, Inc. was incorporated in Delaware in 1995 as a wholly owned subsidiary of a privately held Ohio corporation, Aberdeen Group, Inc. Defendants Outcalt and Shaw controlled Aberdeen through their ownership of a substantial majority of its high-vote Class B Common Stock. In February 1996, NCS merged with Aberdeen, with NCS as the surviving corporation. In that merger, the NCS certificate of incorporation was amended and restated, and that Restated and Amended Certificate of Incorporation is the current charter of NCS (the "Charter" or "NCS Charter"). Shortly thereafter, NCS engaged in an initial public offering.

--------------------------------------------------------------------------------

predicated on a fiduciary duty theory; instead, it seeks only a declaratory judgment relating to the status of the NCS Class B common shares held by Outcalt and Shaw.

     There are three provisions in the NCS Charter of relevance to this litigation, all of which are found within Article IV, Section 7 thereof.[3]
Section 7(a) is a transfer provision that provides:

     [N]o person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee"[4] of such person.

     Section 7(d) of the Charter provides for the automatic conversion into Class A shares of any Class B shares transferred to anyone other than a Permitted Transferee. Specifically, Section 7(d) states:

------------------

     [3] Omnicare also refers to a fourth Charter provision, Section 7(g), which defines the term "beneficial ownership," to support its argument that Genesis has acquired the complete ownership interest in the shares in question. That section provides, as follows:

     For purposes of the Section 7, "beneficial ownership" shall mean possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock in question, and a "beneficial owner" of a share of Class B Common Stock shall be the person having beneficial ownership thereof.

This definition is significantly narrower than that found in the federal securities laws. Most importantly, in contrast to Regulation 13d-3 under the Exchange Act, 17 C.F.R. 'SS' 240.13d-4, Section 7(g) does not extend to persons who merely "share" the power to vote or dispose of the shares. This omission appears to be consistent with the quite limited function of Section 7(g) in
Article IV, Section 7 of the Charter. The only place the phrase "beneficial ownership" appear is Section 7(e), a provision that simply gives the "beneficial owner" of Class B shares the right to have those shares registered in his name.

     Given the limited scope of the definition found in Section 7(g) and the limited purpose for which it appears in the Charter, the court concludes that
Section 7(g) is irrelevant to the issues presented on the motions for summary judgment.

     [4] The parties agree that Genesis was not a "Permitted Transferee" as that term is defined under Sections 7(a)(1) - (a)(7) of the NCS Charter.

     Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer.

     Finally, Section 7(c)(5) provides that the giving of a proxy in connection with a solicitation of proxies does not constitute a transfer of Class B stock. In particular, Section 7(c)(5) states:

     The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of the proxy.

     In their motion for partial summary judgment, Omnicare and the stockholder-plaintiffs all argue that Outcalt's and Shaw's Class B shares were automatically converted in Class A shares when the Voting Agreements were signed. In making this argument, they rely principally on Sections 2(b) and 2(c) of those agreements, which read, in relevant part, as follows:

     (b) AGREEMENT TO VOTE. ... [T]he Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares then owned of record or beneficially by him at the Company Stockholders Meeting and at any other annual or special meeting of shareholders of the Company where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the [Merger] and (B) against (i) approval of any proposal made in opposition to or in competition with the [Merger] and the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement ....

     (c) GRANTING OF PROXY. ... [In] furtherance of the terms and provisions of this Agreement, the Stockholder hereby grants an irrevocable proxy, coupled with an interest, to each of the President and the Secretary of Parent and any other Parent-authorized representative or agent to vote all of the Shares beneficially owned by the Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this
     Section 2(c).

     Omnicare and the stockholder-plaintiffs argue that the Voting Agreements constituted a transfer of Outcalt's and Shaw's Class B shares or an interest in those shares to someone other than a Permitted Transferee. This is so, they say, because the Agreements required Outcalt and Shaw: (a) to grant an "irrevocable proxy, coupled with an interest" to Genesis to vote their respective Class B shares in favor of the Merger, (b) to vote such shares in a like manner themselves, and (c) not to alienate or encumber those shares prior to consummation of the proposed Merger.[5]

------------------

     [5] This last argument depends on Section 2(a) of the Voting Agreements which provides that "Prior to the Effective Time, the Stockholder shall not Transfer (or agree to transfer) any of his Shares owned of record or beneficially by him." It should suffice to observe that an agreement not to transfer shares can hardly be thought to constitute a transfer of those shares.

     Plaintiffs further argue that Section 7(c)(5) is inapplicable to the proxy created by Section 2(c) of the Voting Agreements. They first suggest that the purpose of Section 7(c) is limited to permitting NCS to solicit proxies from holders of Class B shares at its annual meeting of stockholders. They next contend that the proxy grants to Genesis were not done "in connection with a solicitation of proxies subject to the provisions of Section 14(a) of the Securities Exchange Act of 1934," as is required by Section 7(c)(5).

     Defendants, respond that by entering into the Voting Agreements, Outcalt and Shaw transferred neither their Class B shares nor any interest in those shares. Instead, the Voting Agreements merely reflect the fact that, as a means to induce Genesis's participation in the Merger Agreement, Outcalt and Shaw each made a promise to vote all of his shares in support the Merger (and against anything that would impede or prevent consummation of the Merger), and backed up that promise by granting proxies to Genesis to vote those shares in the agreed fashion. Because Outcalt and Shaw decided how to vote their shares and the proxies only empower Genesis to vote those shares in that manner, the argument goes, the Voting Agreements cannot be construed to have transferred any Class B shares or interests in such shares to Genesis. Moreover, the defendants contend that the proxies found in Section 2(c) of the Voting Agreements were "given ... in connection with a solicitation of proxies" subject to Section 14(a) of the Exchange Act. Thus, in any case, Section 7(c)(5) of the NCS Charter requires a conclusion that there was no transfer of shares or interests in shares.

                                      III.

A. Summary Judgment Standard

     Pursuant to Court of Chancery Rule 56, summary judgment should be granted where there are no genuine issues of material fact and the moving party is entitled to judgment as a matter of law.[6] In deciding a motion for summary judgment, the facts must be viewed in the light most favorable to the non-moving party, and the moving party has the burden of demonstrating that no material question of fact exists.[7] "When a moving party has properly supported its motion, however, the non-moving party must submit admissible evidence sufficient to generate a factual issue for trial or suffer an adverse judgment."[8] Moreover, when a party moves for summary judgment, the court may award summary judgment to the other party, regardless of whether the other party moves for summary

------------------

     [6] See Williams v. Geier, 671 A.2d 1368, 1375 (Del. 1996).

     [7] See Tanzer v. Int'l General Indus., Inc., 402 A.2d 382, 385 (Del. 1979) (citing Judah v. Delaware Trust Co., 378 A.2d 624, 632 (Del. 1977)).

     [8] Id.; Ch. Ct. R. 56(e).

judgment, when the undisputed material facts of record show that the other party is clearly entitled to such relief.[9]

B. Applicable Standards Of Interpretation

     This court employs general principles of contract interpretation in construing certificates of incorporation.[10] Therefore, the provisions of the NCS Charter will be "interpreted using standard rules of contract interpretation which require a court to determine from the language of the contract the intent of the parties. In discerning the intent of the parties, the [Charter] should be read as a whole and, if possible, interpreted to reconcile all of the provisions of the document."[11] Where the language of a corporate instrument is plain and clear, "the Court will not resort

------------------

     [9] See Continental Ins. Co. v. Rutledge & Co., 2000 Del. Ch. LEXIS 40, at *2, **3-4, & 6 n.3, (Del. Ch. Feb. 15, 2000) ("Chancery Court Rule 56 gives that court the inherent authority to grant summary judgment sua sponte against a party seeking summary judgment ... when the `state of the record is such that the non-moving party is clearly entitled to such relief.'") (quoting Stroud v. Grace, 606 A.2d 75, 81 (Del. 1992)).

     [10] See, e.g., Elliott Assocs., L.P. v. Avatex Corp., 715 A.2d 843,
852-54 (Del. 1998). Relying on Elliott Assocs., L.P., the plaintiffs argue that any ambiguity in the provisions of Section 7 of the NCS charter should be construed against Outcalt and Shaw and in favor of the Class A shareholders. This argument badly misconstrues Elliott Assocs., L.P., which held only that "[w]hen there is a hopeless ambiguity attributable to the corporate drafter that would mislead a reasonable investor, such ambiguity must be construed in favor of the reasonable expectation of the investor and against the drafter." Id. at
853. Here, there is no showing of any "hopeless ambiguity." In addition, the court has no reason to treat Outcalt and Shaw, whose interests as stockholders are at stake, as if they are the "corporate drafters" of the provisions of
Article IV, Section 7 in the NCS Charter.

     [11] Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del. 1996) (citation omitted).

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to extrinsic evidence in order to aid in interpretation, but will enforce the contract in accordance with the plain meaning of its terms.[12]

                                       IV.

A.   Section 7(d) Is Triggered When An "Interest" In Class B Shares Is
     Transferred

     A close comparison of Sections 7(a) and 7(d) reveals a difference in language that could limit the scope of the latter's operation to situations in which shares, not simply interests in shares, are transferred. Section 7(a) contains a reference to "any interest" in shares that prohibits the transfer of such interest to persons who are not Permitted Transferees. By contrast, the language of Section 7(d) does not explicitly mention "interests" in shares, referring instead only to any "purported transfer of shares" themselves.

     As discussed earlier, standard rules of contract interpretation require this court to give effect to all provisions of the NCS Charter where possible.[13] Applying this rule leads to a conclusion that the reference in
Section 7(d) to the "transfer of shares" is best read as being broad enough to encompass actual share transfers as well as other situations in which some interest in those shares although

------------------

     [12] McIlquham v. Feste, 2002 WL 244859, at *5 (Del. Ch. Feb. 13, 2002);
see also Eagle Indus. v. DeVilbiss Health Care, Inc., 702 A.2d 1228, 1233 (Del.
1997); Harrah's Entm't, Inc. v. JCC Holding Co., 802 A.2d 294, 309 (Del. Ch.
2002).

     [13] See note 11, supra.

less than full legal or equitable ownership is transferred. This result is necessary both to give full effect to the existence of Section 7(c)(5), which provides that the giving of certain proxies "shall not be deemed to constitute the transfer of an interest" in such shares, and to harmonize, to the extent possible, the scope and operation of Sections 7(a) and 7(d).

     Nevertheless, because Section 7(d) does not expressly refer to the transfer of interests in shares, the court will not interpret it to operate in the case of the transfer of a minor or unimportant "interest" in a share of Class B Common Stock. Rather, to fall within the ambit of Section 7(d), the interest transferred must represent a substantial part of the total ownership interests associated with the shares in question. This reading recognizes that the differing wording of Section 7(a) and 7(d) should signify some difference in the scope of their operation but also permits Section 7(d) sufficient meaning to serve as an effective deterrent to the transfer of a substantial interest in Class B shares by the holders thereof.

B. Outcalt and Shaw Did Not Transfer An "Interest" In Their Class B Shares

     Keeping this analysis in mind, the question is whether Outcalt and Shaw transferred their Class B shares (or a substantial part of the total ownership interests associated with those shares) when they entered into the Voting

Agreements.[14] The court will first analyze this issue without considering the irrevocable proxies given in Section 2(c) of the Voting Agreements or the effect of Section 7(c)(5) of the NCS Charter on the status of those proxies.

     Omnicare begins by asserting that Outcalt and Shaw transferred all of their "voting power" in the Class B shares. It then argues, in a reductionistic fashion, that, since the approval of the Merger is guaranteed by that transferred voting power, Outcalt and Shaw have actually given up "all existing and future interests in their Class B shares." This is so, Omnicare argues, because the ultimate transfer or elimination of the economic and other rights associated with those shares" is a foregone conclusion. "The Voting Agreements," Omnicare writes "were the end of the line."

     These arguments significantly distort the appropriate legal analysis by improperly attributing to the Voting Agreements terms or consequences better understood to be associated with or derivative of the Merger Agreement. For example, the promise to vote found in the Voting Agreements is limited in scope,

------------------

     [14] At oral argument, Omnicare's counsel argued that Outcalt and Shaw have actually transferred "beneficial ownership" of their shares to Genesis, and that Genesis has the current ability, in accordance with Section 7(e) of the NCS Charter, to force NCS to register Outcalt's and Shaw's shares in its name. Suffice it to say that this argument finds no support in either the definition of "beneficial ownership" found in Section 7(g) or the provisions of Section 7(e). To the contrary, Section 7(e) clearly contemplates that there can be only one "beneficial owner" of a share of Class B Common Stock at a time.

and does not broadly transfer to Genesis either Outcalt's or Shaw's power to vote. Similarly, there is nothing in the Voting Agreements that provides for the elimination of the Class B shares or for the sale of Outcalt's and Shaw's Class B shares to Genesis.

     The court cannot conclude that the mere promise to vote the shares found in
Section 2(b) of the Voting Agreements amounts to a transfer of any part of Outcalt's or Shaw's ownership interest in the shares. On July 28, 2002, each of Outcalt and Shaw had the power to vote his shares as he saw fit, as well as the power to bind himself to exercise that power by contract. Section 2(b) of the Voting Agreements simply expresses their promises to vote those shares in a particular manner, in order to induce Genesis to enter into the Merger Agreement with NCS. Genesis did not, thereby, obtain any of their power to vote the shares. Instead, Genesis obtained at most a legal right to compel Outcalt or Shaw to perform in accordance with the terms of their contracts.

     The case of Garrett v. Brown[15] provides strong support for the conclusion that the agreement to vote did not amount to a transfer of an interest in the Class B shares. Brown involved a restraint on the alienation of stock or any "interest" therein that was, if anything, broader than that found in Section 7(a), although

------------------

     [15] 1986 WL 6708, at *10 (Del. Ch. June 13, 1986), aff'd, 511 A.2d 1044
(Del. 1986).

found in a stockholders agreement rather than in the certificate of incorporation.[16] Also, as in this case, the issue in dispute was whether a second agreement among a subset of stockholders that contained extensive restrictions on alienability and voting rights was a prohibited transfer within the meaning of that stockholders agreement.[17] The Brown court had little trouble concluding that a transfer of an "interest" had not occurred. That court noted:

     Other provisions as to the manner in which La Cadena will vote its stock cannot reasonably be construed to constitute a transfer under the Stockholders' Agreement. As noted earlier, the Stockholders' Agreement does not in any way limit the stockholders' freedom to vote their shares as they see fit. That being the case, it would be inappropriate to read the definition of transfer to include a voting agreement.[18]

     The common sense result in Brown applies equally here. Both Outcalt and Shaw possessed the complete power to vote their shares when, on July 28, 2002, they signed the Voting Agreements. When they agreed to the terms of Section 2(b) of those agreements, they certainly were making a choice to vote their shares in favor of the Merger. By voting their shares, or agreeing how to vote them at a later

------------------

     [16] See id., at *2. Brown involved a stockholders' agreement, and not a provision in its corporate charter. Nonetheless, the provision in the stockholders agreement was strikingly similar to the provisions in the NCS Charter. The stockholders agreement provided, "[N]one of the Shareholders or their legal representative shall Transfer any shares of the Common Stock or any right, title and interest therein or thereto." Id.

     [17] See id., at *9-10.

     [18] Id., at *10.

meeting, neither Outcalt nor Shaw can be thought to have transferred that power to vote to anyone else. For these reasons, relying on the decision in Brown, the court finds that the provisions of Section 2(a) of the Voting Agreements did not convey to Genesis an "interest" in the Class B common shares that are subject to that agreement.

C. Section 7(c)(5) Further Confirms That The Voting Agreements Did Not Convey An "Interest" In The Class B Shares

     The final issues are whether the grant of irrevocable proxies in Section 2(c) of the Voting Agreements involved the transfer of such a substantial part of the total ownership interests associated with Outcalt's and Shaw's Class B shares as to trigger the automatic conversion feature of Section 7(d) and, if so, whether Section 7(c)(5) of the NCS Charter then applies to exempt such transfers from conversion. The court concludes that the giving of the proxies did not result in the conversion of the Class B shares for two reasons.

     First, the proxies are really just a convenient way to enforce the terms of the voting agreements found in Section 2(b). They are limited in scope to the matters covered in that section and can only be exercised in the manner and to the extent that the owners of the shares themselves promised to vote them. For these reasons, the proxies, by themselves, do not involve a transfer of any significant part of Outcalt's or Shaw's voting power.[19]

     The court is aware that, because the two proxies in combination represent a majority of the NCS voting power, the exercise of the proxies to vote the shares in accordance with the terms of Section 2(b) will result in the ratification of the Merger Agreement, unless that agreement is earlier abandoned. Certainly, this is an important event in the life of NCS and one that will result in the conversion of all NCS common stock into shares of Genesis common stock, apparently on terms that are less favorable to all NCS stockholders than those currently offered by Omnicare in its competing cash tender offer. This ultimate substantial effect resulting from the exercise of the proxies does not mean, however, that the grant of the proxies (as opposed to Outcalt's and Shaw's determination to cast their votes in favor of the Merger Agreement) resulted in the transfer of any substantial part of Outcalt's or Shaw's ownership interest in the Class B shares.

     Second, the conclusion that Outcalt and Shaw did not trigger the automatic conversion provision of Section 7(d) of the Charter is confirmed by reference to

------------

     [19] Under the federal securities laws, the holder of an irrevocable proxy that is coupled with an interest (unlike the holder of a simple revocable proxy) may be deemed to a "beneficial owner" of the shares covered by the proxy, even in circumstances in which the proxy is limited in time and scope. Calumet Indus., Inc. v. MacClure, 464 F. Supp. 19, 30-31 (N.D. Ill. 1978). This observation does not, however, lead to the conclusion that the proxies given in
Section 2(c) of the Voting Agreements resulted in a "transfer" of shares within the meaning of Section 7(d) of the NCS Charter. See discussion, supra, at note 14.


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Section 7(c)(5) thereof. Section 7(c)(5) provides that the giving of a proxy "in connection with" a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act will not be deemed a "transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy." Omnicare argues that Section 7(c)(5) has only a limited purpose, i.e., to permit NCS to solicit proxies from holders of Class B Common Stock at its annual meeting of stockholders for essentially ministerial matters. "It was not," Omnicare continues, intended to create "a means for Outcalt and Shaw to transfer beneficial ownership of the Class B shares to Genesis so that Genesis could impose the Genesis Merger Agreement on holders of shares of Class A common stock."

     The narrow interpretation of Section 7(c)(5) urged by Omnicare and the stockholder-plaintiffs is not found in the express language of Section 7(c)(5). Moreover, their "purpose" argument suffers from the same flaws in logic as their arguments about Section 7(d). If the Merger Agreement is ultimately consummated, it will be because the NCS board of directors approved it and the holders of a majority of the NCS voting power voted to ratify it. It will not be because Outcalt and Shaw "transferred beneficial ownership" of the Class B shares to Genesis, or because Genesis "imposed" that agreement on the Class A shareholders. Instead, if this happens, it will be because the Merger Agreement was approved by the NCS board of directors and adopted by the requisite vote.


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


     Omnicare and the stockholder-plaintiffs also argue that, in any event,
Section 7(c)(5) does not apply to the Section 2(c) proxies because those proxies were not given "in connection with" a solicitation of proxies subject to Section 14 of the Exchange Act. They make two arguments in this regard. First, they point out that the provisions of Section 14 of the Exchange Act only apply to the solicitation of proxies with respect to securities registered pursuant to
Section 12 of that Act. Because the Class B shares are not registered pursuant to Section 12, the argument goes, the solicitation of proxies from Outcalt and Shaw could not have been done "in connection with" a solicitation falling within the scope of Section 7(c)(5) of the Charter. Second, Omnicare and the stockholder-plaintiffs argue that the giving of those proxies on July 28, 2002 could not have been "in connection with" any contemplated solicitation by NCS of its other stockholders because that solicitation "has not even commenced."

     The plaintiffs' first argument is overly broad and, if taken at face value, would nullify Section 7(e)(5). Of course, Class B shares are not registered under the Exchange Act. They never have been, and there is no reason to expect that they ever will be. Indeed, registration of those shares is completely inconsistent with the substantial transfer restrictions found in
Section 7(a) of the NCS Charter. Thus, to have any meaning at all, Section 7(c)(5) must be read to apply to situations in which a holder of Class B shares gives a proxy in connection with a


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


solicitation of proxies directed at the holders of the NCS Class A shares. This reading also makes common sense. In accordance with Article IV, Section 2(c) of the NCS Charter, (with certain exceptions) the Class A and Class B shares "vote together as a single class in the election of directors ... and with respect to all other matters submitted to the stockholders of the Corporation for a vote." Thus, it is to be expected that anyone soliciting proxies at NCS would solicit them from both the Class A and the Class B stockholders.

     Therefore, the final question is whether the giving of proxies by Outcalt and Shaw on July 28, 2002 was "in connection with" a solicitation of the Class A shareholders. As plaintiffs point out, no such solicitation had been undertaken at that time. In fact, it appears from the record that no solicitation has yet been undertaken. Thus, if Section 7(c)(5) were read to contain a requirement of contemporaneity between the giving of a proxy and the pendency of the solicitation, the proxies at issue would not benefit from
Section 7(c)(5)'s exemption. Nevertheless, such a constrictive reading is plainly unjustified by the language of that section. On the contrary, the phrase "in connection with" implies no close relationship at all. According to one scholar of modern legal usage, "in connection with is always a vague, loose connective."[20] The phrase also appears in

-------------

     [20] Bryan A. Gardner, A DICTIONARY OF MODERN LEGAL USAGE (2d Ed.) at 434.

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


various provisions of the federal securities laws and is generally read quite broadly.[21]

     A review of the Voting Agreements and the Merger Agreement clearly show that Outcalt and Shaw granted the Section 2(c) proxies "in connection with" an anticipated solicitation of proxies from the holders of the Class A shares. The Voting Agreements recite that Outcalt and Shaw signed them "in order to induce [Genesis] to enter into the Merger Agreement." In the Merger Agreement, NCS obligated itself to hold a special meeting of its stockholders at the earliest practicable date for the purpose of obtaining stockholder approval of the Merger. The Merger Agreement also contemplates that, in connection with such meeting, the holders of NCS common stock will be furnished with a proxy statement prepared by NCS in accordance with the provisions of the Securities Exchange Act of 1934 and the "company shall solicit from the Company Stockholders proxies in favor of the Merger." The necessary connection is also apparent from the language of Section 2(b) of the Voting Agreements. that ties the promise to vote to that anticipated special meeting.

------------------

     [21] See, e.g., Manhattan Casualty Co. v. Bankers Life and Casualty
Co., 404 U.S. 6, 12-13 (1971) (applying the "in connection with" language from Rule 10b-5 broadly as meaning "touching").


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


     In the end, the court is unable to agree with Omnicare's and the stockholder-plaintiffs' position that the agreements to exercise their voting power made by Outcalt and Shaw on July 28, 2002 run afoul of the restrictive transfer provisions of Article IV, Section 7 of the NCS Charter. There is simply no reason to believe that the drafters of the NCS Charter sought to prevent the holders of the Class B shares from exercising their uncontested majority voting power to adopt a plan and agreement of merger already approved and authorized by the NCS board of directors.

                                       V.

     For the foregoing reasons, the motions for partial summary judgment filed in these two actions are DENIED. Partial summary judgment is GRANTED in favor of the defendants as to Count I of the complaints filed in both Civil Action No. 19786 and Civil Action No. 19800. IT IS SO ORDERED.


                                       /s/ Stephen P. Lamb
                                      ----------------------
                                          Vice Chancellor


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